(NATIONAL WATERWORKS LOGO)

                                  NEWS RELEASE

NATIONAL WATERWORKS, INC. REPORTS SECOND QUARTER RESULTS

Waco, Texas -- (BUSINESS WIRE) -- August 4, 2003 -- National Waterworks, Inc.; NATLWW, a leading distributor of water and wastewater transmission products in the United States, today announced results for the three month and six month periods ended June 27, 2003.

Net sales for the three months ended June 27, 2003 increased $17.7 million, or 5.7%, to $329.7 million from $312.0 million for the three months ended June 28, 2002. Net sales increased in all product areas except pipe. PVC pipe volume decreased primarily due to significant pipe shipments in the previous quarter and weather-related project delays throughout much of the country. The PVC pipe volume decrease was partially offset by an increase in our sales price of PVC pipe, resulting from the pass through of similar product cost increases.

Net income for the three months ended June 27, 2003 was $10.3 million compared to net income of $15.3 million for the three months ended June 28, 2002. The decline primarily reflects increased interest expense resulting from debt incurred to finance our November 2002 acquisition of the business of U.S. Filter Distribution Group, Inc.

Our EBITDA (earnings before net interest, taxes, depreciation and amortization) for the three months ended June 27, 2003 was $27.8 million, compared to $25.9 million for the three months ended June 28, 2002. A reconciliation of EBITDA to net income determined in accordance with GAAP is set forth in a table at the end of this press release.

Net sales for the six months ended June 27, 2003 increased $60.8 million, or 11.3%, to $599.5 million from $538.7 million for the six months ended June 28, 2002. The increase reflects the combined effects of a $6.0 million increase in net sales from the March 29, 2002 acquisition of Utility Piping Systems, Inc. and a $54.8 million increase in net sales of our historical operations. The increase in net sales of our historical operations was attributable to increases recorded in all product areas. The increase in net sales of pipe was primarily attributable to an increase in our sales price of PVC pipe, resulting from the pass through of similar product cost increases.

Net income for the six months ended June 27, 2003 was $13.0 million compared to net income, before cumulative effect of change in accounting principle, of $24.6 million for the six months ended June 28, 2002. The decline primarily reflects increased interest expense resulting from debt incurred to finance our November 2002 acquisition of the business of U.S. Filter Distribution Group, Inc. Additionally, the final $4.0 million of the $13.0 million inventory revaluation adjustment, resulting from purchase accounting adjustments in connection with the acquisition at November 22, 2002, was recognized as cost of goods sold during the 2003 period.

Our EBITDA for the six months ended June 27, 2003 was $42.5 million, compared to $41.8 million for the six months ended June 28, 2002; and our Adjusted EBITDA was $46.5 million for the six months ended June 27, 2003, compared to $41.8 million for our predecessor's six months ended June 28, 2002. Adjusted EBITDA for six months ended June 27, 2003 does not give effect to the $4.0 million increase in cost of goods sold resulting from the purchase accounting inventory revaluation discussed above. A reconciliation of EBITDA and Adjusted EBITDA to net income determined in accordance with GAAP is set forth in a table at the end of this press release.

President and Chief Executive Officer, Harry K. Hornish, Jr., stated, "We are pleased to be reporting steady improvements as the construction market has remained stronger than the overall economic climate in the United States. Our customer mix has remained balanced between publicly and privately funded projects and we continue to remain positive about the second half of the year."

Cash and cash equivalents were $19.3 million at June 27, 2003. Since the company utilizes a "last Friday of the month" cut-off for all periods except December 31 year-end, the second quarter did not reflect the $2.5 million quarterly principal payment made on June 30, 2003 pursuant to the credit agreement. Total debt at June 27, 2003 was $447.5 million, as the revolving credit facility was undrawn at June 27, 2003.

Mechelle Slaughter, CFO, commented, "We were able to end the second quarter with positive cash outside the revolver, which puts us in a good position to adequately fund any additional peak season operating cash requirements. Additionally, we are in the process of repricing our existing bank debt as a result of attractive interest terms relative to our original financing. "

National Waterworks will host a conference call to discuss second quarter and year-to-date earnings at 3:00 p.m. EDT on Tuesday, August 5, 2003. To access the call, you can dial 1-888-244-0461 and reference conference name: National Waterworks, Inc. and leader name: Mechelle Slaughter. A replay of the call will be available until August 12th by dialing 1-800-642-1687 and referencing ID# 1853669.

About National Waterworks, Inc.

National Waterworks, Inc. distributes a full line of pipes, fittings, valves, meters, fire hydrants and other components that are used to transport clean water and wastewater between reservoirs and treatment plants and residential and commercial locations. Our products are integral to building, repairing and maintaining water and wastewater (sewer) systems and serve as part of the basic municipal infrastructure. Through our network of over 130 branches in 35 states, we sell directly to municipalities and to contractors who serve municipalities and also perform residential, commercial and industrial waterworks projects.

This press release contains or may contain forward-looking statements such as statements regarding the Company's future growth and profitability, growth strategy and trends in the industry in which the Company operates. These forward-looking statements are based on the Company's current expectations and are subject to a number of risks, uncertainties and assumptions. Among the important risks, uncertainties and other factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are national, regional and local general economic and business conditions; trends in the water and wastewater transmission products industry and trends in the construction industry; changes in municipal funding and spending levels; our high level of indebtedness and the restrictions imposed by the terms of our indebtedness; our ability to generate cash to service our debts; failure to successfully implement, or changes in, our business strategy and the risk that our business strategy may not be successful in improving our operating results; competition and the development of alternatives to water and wastewater transmission products distributors in the supply chain; the loss of one or more of the Company's major suppliers or a reduction in supplier participation in our preferred vendor program; changes in the cost of polyvinyl chloride ("PVC") pipe or reductions in PVC pipe and other product availability; the risk that our quarterly operating results are subject to substantial fluctuations; the availability of qualified branch managers and sales personnel and the loss of members of our senior management team; disruptions in our IT systems which manage numerous aspects of our business and customer and supplier relationships; and changes in, or the failure or inability to comply with environmental and safety regulations and increased costs of such regulations; as well as the other risk factors affecting the Company detailed from time to time in the documents filed by the Company with the Securities and Exchange Commission, including those set forth in the Company's Registration Statement on S-4.

                                 BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                          Successor
                                                                   National Waterworks, Inc.
                                                                          -Note 1
                                                                    June 27
                                                                     2003       December 31,
                                                                  (unaudited)      2002
                                                                  -----------   ------------
Assets
Current assets:
           Cash and cash equivalents                               $ 19,303      $  39,888
           Trade accounts receivable, net                           218,924        174,012
           Inventories                                              102,134         91,619
           Deferred income taxes                                      3,522          4,713
           Other current assets                                       2,136          2,402
                                                                   --------      ---------
                 Total current assets                               346,019        312,634
Property and equipment, net                                          20,756         21,805
Goodwill                                                            456,080        465,662
Deferred financing fees, net                                         21,056         12,667
Other assets                                                          1,152             49
                                                                   --------      ---------
                                                                   $845,063      $ 812,817
                                                                   ========      =========

Liabilities and Stockholder's Equity
Current liabilities:

           Trade accounts payable                                  $145,534      $ 126,662
           Current installments of long-term debt                    11,250         10,000
           Accrued compensation and benefits                         16,884         22,036
           Other accrued expenses                                    11,496          8,989
                                                                   --------      ---------
                 Total current liabilities                          185,164        167,687
Long-term debt, excluding current installments                      436,250        440,000
Deferred income taxes                                                 4,371          1,025
Other long term liabilities                                           1,200             --
                                                                   --------      ---------
                 Total liabilities                                  626,985        608,712
Commitments and Contingencies
Stockholder's Equity:

           Common stock, par value $.01 per share; 100 shares
           authorized, issued and outstanding                            --             --
           Additional paid-in capital                               210,999        209,999
           Retained earnings (accumulated deficit)                    7,079         (5,894)
                                                                   --------      ---------
                 Total stockholder's equity                         218,078        204,105
                                                                   --------      ---------
                                                                   $845,063      $ 812,817
                                                                   ========      =========

                      STATEMENTS OF OPERATIONS (UNAUDITED)
                                 (IN THOUSANDS)

                                                              Successor     Predecessor        Successor      Predecessor
                                                              ---------     -----------        ---------      -----------
                                                                            U.S. Filter                       U.S. Filter
                                                                            Distribution                      Distribution
                                                              National       Group, Inc.       National       Group, Inc.
                                                             Waterworks,        and           Waterworks,        and
                                                                Inc.         Subsidiary          Inc.         Subsidiary
                                                              -Note 1          -Note 1         -Note 1          -Note 1

                                                                  Three Months Ended              Six Months Ended
                                                               June 27,         June 28,       June 27,         June 28,
                                                                2003             2002            2003             2002
                                                              ---------       ---------       ---------       ---------
Net sales                                                     $ 329,715       $ 312,012       $ 599,494       $ 538,679
Cost of goods sold                                              260,143         246,335         476,455         422,290
                                                              ---------       ---------       ---------       ---------
            Gross profit                                         69,572          65,677         123,039         116,389
Operating expenses:
        Selling, general and administrative                      41,803          39,016          80,499          73,107
        Loss - accounts receivable securitization                    --             862              --           1,540
                                                              ---------       ---------       ---------       ---------
            Income before depreciation and amortization          27,769          25,799          42,540          41,742
Depreciation and amortization                                       641             831           1,366           1,661
                                                              ---------       ---------       ---------       ---------
            Operating income                                     27,128          24,968          41,174          40,081
Other income (expense):
        Interest expense, net                                   (10,069)            (10)        (19,540)            (20)
        Other                                                        33              66             (12)             74
                                                              ---------       ---------       ---------       ---------
            Income before income taxes                           17,092          25,024          21,622          40,135
Income tax expense                                                6,837           9,677           8,649          15,561
                                                              ---------       ---------       ---------       ---------
            Income before cumulative effect of change in
            accounting principle                                 10,255          15,347          12,973          24,574

Cumulative effect of a change in accounting principle                --              --              --        (459,000)
                                                              ---------       ---------       ---------       ---------
            Net income (loss)                                 $  10,255       $  15,347       $  12,973       $(434,426)
                                                              =========       =========       =========       =========

                      STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (in thousands)

                                                                        Successor           Predecessor
                                                                      -------------        -------------
                                                                                            U.S. Filter
                                                                         National        Distribution Group,
                                                                      Waterworks, Inc.   Inc. and Subsidiary
                                                                         -Note 1              -Note 1
                                                                                Six Months Ended
                                                                      ----------------------------------
                                                                      June 27, 2003        June 28, 2002
                                                                      -------------        -------------
Cash flows from operating activities:
       Net income (loss)                                                $ 12,973            $(434,426)
       Adjustments to reconcile net income (loss) to net cash
       provided by operating activities:
          Deferred income taxes                                            8,423                1,202
          Amortization of deferred financing fees                          1,113                   --
          Depreciation and amortization                                    1,366                1,661
          Loss on goodwill impairment                                         --              459,000
          Gain on disposal of equipment                                      (39)                 (65)
          Provision for doubtful accounts                                    581                  431
       Changes in operating assets and liabilities, net
       of businesses acquired:
          Trade accounts receivable                                      (45,493)              (9,331)
          Inventories                                                    (10,515)             (22,268)
          Other current assets                                               266                  330
          Other assets                                                    (1,107)               4,298
          Trade accounts payable                                          18,872               38,900
          Accrued compensation and benefits                               (5,152)              (8,725)
          Other accrued expenses                                           2,507                  635
          Other long term liabilities                                      1,200                   --
                                                                        --------            ---------
             Net cash provided by (used in) operating
             activities                                                  (15,005)              31,642
                                                                        --------            ---------
Cash flows from investing activities:
       Capital expenditures                                                 (738)                (667)
       Additional NWW acquisition costs                                   (3,224)                  --
       Business acquisitions, net of cash                                     --              (18,706)
       Proceeds from sales of property and equipment                         464                  792
                                                                        --------            ---------
             Net cash used in investing activities                        (3,498)             (18,581)
                                                                        --------            ---------
Cash flows from financing activities:
       Capital contribution                                                1,000                   --
       Financing fees                                                       (582)                  --
       Principal payments on long-term debt                               (2,500)                (112)
       Investment by US Filter                                                --               19,200
       Funds transferred to US Filter                                         --             (564,974)
       Expenditures funded by US Filter                                       --              506,295
       Allocation of expenses from US Filter                                  --               23,878
                                                                        --------            ---------
             Net cash used in financing activities                        (2,082)             (15,713)
                                                                        --------            ---------
             Net decrease in cash and cash equivalents                   (20,585)              (2,652)
                                                                        --------            ---------
Cash and cash equivalents at beginning of period                          39,888               13,288
                                                                        --------            ---------
Cash and cash equivalents at end of period                              $ 19,303            $  10,636
                                                                        ========            =========
Cash paid for interest                                                  $ 16,051            $      21
                                                                        ========            =========
Cash paid for income taxes                                              $    224            $  14,359
                                                                        ========            =========

NOTE 1.  BASIS OF PRESENTATION

National Waterworks, Inc. ("NWW", "Company", or "Successor"), a wholly owned subsidiary of National Waterworks Holding, Inc. ("Parent"), was incorporated in September 2002 for the purpose of acquiring substantially all of the assets and assuming certain obligations of U.S. Filter Distribution Group, Inc. ("USFDG", "Predecessor" or the "Group"), a wholly owned subsidiary of United States Filter Corporation ("US Filter"), which is a wholly owned subsidiary of Veolia Environnement ("Veolia", formerly Vivendi Environnement S.A.). The acquisition was consummated on November 22, 2002.

As a result of the NWW acquisition, the balance sheets as of June 27, 2003 (unaudited) and December 31, 2002, the unaudited statements of operations for the three months and six months ended June 27, 2003, and the unaudited statement of cash flows for the six months ended June 27, 2003 represent NWW's financial position and the results of its operations and cash flows as of those dates and for those periods. The unaudited statements of operations for the three months and six months ended June 28, 2002, and the unaudited statement of cash flows for the six months ended June 28, 2002 represent USFDG's consolidated results of their operations and cash flows as of those dates and for those periods.

The financial statements of USFDG include the financial statements of USFDG and its wholly owned subsidiary, United States Filter Receivables Corporation ("USFRC"). All significant intercompany balances and transactions have been eliminated in consolidation. NWW has no subsidiaries.

     RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET INCOME (UNAUDITED)

                                 (IN THOUSANDS)

                                                       Successor       Predecessor       Successor       Predecessor
                                                     -------------    -------------    -------------    -------------
                                                                       U.S. Filter                      U.S. Filter
                                                                      Distribution                      Distribution
                                                       National        Group, Inc.     National         Group, Inc.
                                                      Waterworks,         and          Waterworks,         and
                                                         Inc.          Subsidiary         Inc.          Subsidiary

                                                            Three Months Ended               Six Months Ended
                                                     June 27, 2003    June 28, 2002    June 27, 2003    June 28, 2002
                                                     -------------    -------------    -------------    -------------
Net Income (loss)                                       $10,255          $15,347          $12,973          $(434,426)
Add:
      Cumulative effect of change in
         accounting principle                                --               --               --            459,000
      Interest expense, net                              10,069               10           19,540                 20
      Income tax expense                                  6,837            9,677            8,649             15,561
      Depreciation and amortization                         641              831            1,366              1,661
                                                        -------          -------          -------          ---------
EBITDA (1)                                               27,802           25,865           42,528             41,816
      Effect of SFAS 141-inventory revaluation
         adjustment to cost of goods sold                    --               --            4,000                 --
                                                        -------          -------          -------          ---------
Adjusted EBITDA                                         $27,802          $25,865          $46,528          $  41,816
                                                        =======          =======          =======          =========

EBITDA represents income before cumulative effect of a change in accounting principle; interest expense, net; income taxes; depreciation and amortization. Adjusted EBITDA is defined as EBITDA without giving effect to the increase in cost of goods sold resulting from the purchase accounting inventory revaluation adjustment referred to above, a non-cash expense. EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of the performance of companies in our industry. In addition, EBITDA and Adjusted EBITDA are presented because we believe they enhance an investor's understanding of a company's ability to satisfy principal and interest obligations with respect to its indebtedness and to utilize cash for other purposes. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do. Our management also focuses on these measures, and discusses them with our Board of Directors, to assess our liquidity and debt payment ability and because they are used in meeting various covenants under our senior credit facility and the indenture governing our senior subordinated notes. Neither EBITDA nor Adjusted EBITDA is a measurement of financial performance under generally accepted accounting principles, known as GAAP, and should not be construed as an indicator of a company's performance or liquidity or in isolation from or as a substitute for net income, cash flow from operations or any other cash flow data prepared in accordance with generally accepted accounting principles.

         (1) 2003 includes approximately $0.3 million and $1.3 million benefit from the adoption of EITF Issue 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor for the three month and six month periods ended June 27, 2003, respectively. In addition, the six months ended June 27, 2003 includes $0.5 million EBITDA generated in the first quarter 2003 by locations acquired in the March 29, 2002 acquisition of Utility Piping Systems, Inc. 2002 includes $0.9 million and $1.5 million loss on accounts receivable securitization for the three month and six month periods ended June 28, 2002, respectively.

         Source: National Waterworks, Inc.

         Contact:  National Waterworks, Inc.
                   Thomasville, GA
                   Judy Barrow, 229-227-8611
                   judy.barrow@natlww.com